Exhibit 99.1

GTSI Reports 4th Quarter and Annual Financial Results

Significant improvement in business results

CHANTILLY, VA. — April 2, 2007 — GTSI Corp. (NASDAQ: GTSI) an enterprise solutions and services provider, today announced financial results for the quarter and year ended December 31, 2006.

2006 in Review

“When I joined GTSI in the first quarter of 2006, I recognized that the Company needed to refocus its business strategy, stabilize its workforce and develop a simple, yet elegant strategic plan,” said Jim Leto, GTSI’s President and Chief Executive Officer.  “The difficulty of the transition was not lost on anyone at GTSI, but it was clear that our employees immediately embraced the goals we set forth to move GTSI toward branded solutions and service, reduce reliance on smaller sized orders, and implement a comprehensive human capital management plan.”

“Progress can be measured by the fact that at the end of 2006, over 30% of all small orders were transacted over web based methods,” said Leto. “We developed and launched five GTSI solutions in the area of mobile evidence capture, unified communications, network security, and server and storage consolidation.  We also saw turnover plummet from 55% in the first quarter of 2006 to approximately 15% today, which is below industry standards.  I am proud that that our shareholders, customers, partners and employees kept with us as we stabilized GTSI and put it on solid footing to be a successful and profitable business.”

Fourth Quarter Financial Results and Year-End Financial Results

For the fourth quarter 2006, GTSI reported sales of $279.4 million, compared to $278.8 million in same period a year ago and reported net income of $9.5 million or $0.98 of earnings per diluted share.  Operating expenses were $32.7 million up from the prior years’ comparable quarter of $31.9 million, primarily due to one-time non recurring costs associated with the restatement activity.  Gross margin in the fourth quarter of 2006 was 14.4%, up from 9.8% in the fourth quarter of 2005.

During the quarter, GTSI reversed certain aged accrued liabilities of $5.8 million, decreasing cost of sales and increasing gross margin.  For comparative purposes, adjusting for this quarter’s accrued liability reversal, net of tax, net income for the fourth quarter 2006 would have been $3.7 million and EPS would have been $0.38 for the quarter.

For the year ended December 31, 2006, GTSI reported sales of $850.2 million, a decrease from $882.0 in 2005, and reported a net loss of $3.0 million or $0.32 of net loss per diluted share compared to a net loss of $13.7 million and $1.49 of net loss per diluted share in 2005.  Operating expenses were flat year over year at $119.7 million, but the Company spent over $9 million on one-time non recurring expenses associated with bank related fees, restatement fees and executive severances.  Gross margin for 2006 increased to 13.1% versus 11.3% for 2005.

During the fourth quarter, GTSI reversed certain aged accrued liabilities of $5.8 million, decreasing cost of sales and increasing gross margin.  For comparative purposes, adjusting for the accrued liability reversal mentioned above, net of tax, net loss for the year 2006 would have been $8.8 million and net loss per diluted share of $0.94 for the year.

Financial Update

Joe Ragan, GTSI’s Senior Vice President and Chief Financial Officer, said, “During 2006 we saw a decrease in hardware sales of approximately $58 million, but this was offset by a $19 million increase from professional services sales.  Operating expenses were flat year over year, but GTSI spent over $9 million on non-recurring expenses for restatement fees, executive severance and refinancing and other banking fees. In addition we have reduced headcount by putting in place a rigorous requisition process for hiring. This approach is designed to manage staff growth and operating expenses in order to meet our financial objectives.”

“We are pleased that our independent auditors have removed the going concern paragraph in GTSI’s audit opinion,” said Ragan. “GTSI is making significant strides towards mitigating risks related to the material weaknesses identified in 2006.”

At the end of 2006 GTSI had $30.9 million drawn on its senior credit facility.  Day sales outstanding (DSO) as of December 31, 2006 were 45 days. “We continue to have a strong balance sheet and an excellent relationship with our lending consortium and partners who provide us with vendor lines of credit.”

Expectations

In the coming quarters, and years, GTSI will continue to migrate from a product or vendor focused company to one that delivers enterprise solutions and professional services through GTSI’s technology lifecycle management program (TLM) to our government customers.   TLM is a proactive method for planning, designing, acquiring, implementing and managing all elements of an organization’s IT infrastructure. TLM offers customers the ability to significantly reduce total cost of ownership and increase efficiencies in operations.  Effective TLM also reduces risk and allows the organization to focus on its core strategic initiatives, instead of managing its technology assets.

“Our number one goal is to return to profitability,” said Leto.  “We anticipate that there will be some decline in top line growth, but we believe that margin expansion and proper cost alignment will produce the desired bottom line results.”

Government Marketplace Update

“Our industry is hampered by the failures of Congress to pass budgets for nearly every federal agency.  Instead our customers are forced to live under a Continuing Resolution (CR), which limits their ability to initiate activities to continue their modernization,” said Leto.  “To help our customers, we are aggressively showcasing our TLM efforts, especially our financial service offering.  We believe that agencies can benefit by leasing vital technology today through operating and maintenance budgets as a responsible alternative during the CR budget crunch.”

The Bush Administration continues to make IT investments a priority.  In its recently released IT budget for FY 2008 beginning in October 2007, the Administration is requesting a 3% IT spending increase.  According to a recent study by INPUT, a government market intelligence firm, the federal government’s overall IT budget is estimated to move from $79.8 billion in 2007 to $101.7 billion in 2012.

Conference Call

An investor conference call to discuss fourth quarter and full year results is scheduled for 3:00 p.m. Eastern Time April 2, 2007.  Interested parties are invited to participate by calling 800-593-9034 or 334-323-7224, no pass code is required.  In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir).  Webcast will be available for replay through April 1, 2008.  To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  A replay will be available following the conclusion of the call until 6:00 pm EST, April 10, 2007.  To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 64733361.

About GTSI Corp.

GTSI Corp. is the first information technology solutions provider offering a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services.  GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal.  TLM allows government agencies to implement solutions of national and local significance quickly and cost-effectively. GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet governments’ current and future requirements and business objectives. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10—K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries.  All trade names are the property of their respective owners.

GTSI Contact:

Paul Liberty

Vice President, Corporate Affairs & Investor Relations

703.502.2540

paul.liberty@gtsi.com

### ### ###

GTSI Corp.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Change from 2005
	2006	2005	Actual	Percentage

Sales	$279,385	$278,812	$573	0.2%
Cost of sales	239,244	251,367	(12,123)	-4.8%
Gross margin	40,141	27,445	12,696	46.3%

Operating expenses	32,719	31,900	819	2.6%

Income (loss) from operations	7,422	(4,455)	11,877	266.6%

Interest and other income, net	2,041	1,752	289	16.5%
Interest (loss) before income tax benefit	9,463	(2,703)	12,166	450.1%

Income tax benefit	—	(2,155)	2,155	100.0%
Net income (loss)	$9,463	$(4,858)	$14,321	294.8%

Basic net income (loss) per share	$1.01	$(0.53)	$1.53	290.3%
Diluted net (loss) income per share	$0.98	$(0.53)	$1.51	285.4%

Weighted average shares outstanding:
Basic	9,414	9,198	216	2.3%
Diluted	9,665	9,198	467	5.1%

GTSI Corp.
Consolidated Statements of Operations
(in thousands, except per share data)

	Years Ended December 31,		Change from 2005
	2006	2005	Actual	Percentage

Sales	$850,189	$882,012	$(31,823)	-3.6%
Cost of sales	739,337	782,210	(42,873)	-5.5%
Gross margin	110,852	99,802	11,050	11.1%

Operating expenses excluding impairment charge	119,662	119,371	291	0.2%
Impairment charge	—	981	(981)	100.0%
Operating expenses	119,662	120,352	(690)	-0.6%

Loss from operations	(8,810)	(20,550)	11,740	57.1%

Interest and other income, net	5,686	3,651	2,035	55.7%
Loss before income tax benefit	(3,124)	(16,899)	13,775	81.5%

Income tax benefit	110	3,226	(3,116)	-96.6%
Net loss	$(3,014)	$(13,673)	$10,659	-78.0%

Basic and diluted net loss per share	$(0.32)	$(1.49)	$1.17	78.4%

Weighted average shares outstanding:
Basic and diluted	9,371	9,166	205	2.2%

GTSI Corp.
Consolidated Balance Sheets
(in thousands)

	December 31,		Change from December 31, 2005
	2006	2005	Actual	Percentage
ASSETS
Current assets:
Cash	$705	$27	$678	2511.1%
Accounts receivable, net	222,072	226,356	(4,284)	-1.9%
Inventory	35,691	56,819	(21,128)	-37.2%
Other current assets	31,839	25,674	6,165	24.0%
Total current assets	290,307	308,876	(18,569)	-6.0%
Depreciable assets, net	13,627	13,640	(13)	-0.1%
Other assets	26,747	23,391	3,356	14.3%

TOTAL ASSETS	$330,681	$345,907	$(15,226)	-4.4%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings under credit facility	$30,912	$48,014	$(17,102)	-35.6%
Accounts payable	142,217	151,995	(9,778)	-6.4%
Financed lease debt, current portion	16,546	25,187	(8,641)	-34.3%
Accrued liabilities and deferred revenue	30,435	23,472	6,963	29.7%
Total current liabilities	220,110	248,668	(28,558)	-11.5%
Long-term debt	10,000	—	10,000	100.0%
Long-term financed lease debt	18,758	15,996	2,762	17.3%
Other liabilities	5,130	3,076	2,054	66.8%
Total liabilities	253,998	267,740	(13,742)	-5.1%
Stockholders’ equity	76,683	78,167	(1,484)	-1.9%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$330,681	$345,907	$(15,226)	-4.4%